Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
            THIS FIRST SUPPLEMENTAL INDENTURE dated as of March 30, 2011 (this “First Supplemental Indenture”), is by and among Northrop Grumman Systems Corporation (formerly known as Northrop Grumman Corporation), a Delaware corporation (the “Company”), The Bank of New York Mellon, a New York state chartered bank, as successor trustee to JPMorgan Chase Bank (the “Trustee”), Titan II Inc. (formerly known as Northrop Grumman Corporation), a Delaware corporation (“NGC”), and Titan Holdings II, L.P., a Delaware limited partnership (“Holdings LP”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture (as defined below).
            WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of October 15, 1994, between the Company and the Trustee (as supplemented and/or amended, the “Indenture”);
            WHEREAS, the Company has issued debt securities pursuant to the terms of the Indenture (the “Securities”);
            WHEREAS, NGC has guaranteed the obligations of the Company in favor of the Trustee under the Indenture pursuant to guarantees dated as of April 3, 2001 (collectively, the “Guarantees”);
            WHEREAS, NGC intends to transfer its properties and assets substantially as an entirety to Holdings LP (the “Transfer”) as contemplated by Section 10 of the Guarantees;
            WHEREAS, NGC and Holdings LP desire that the Guarantees continue following the Transfer; and
            WHEREAS, the Guarantees may be amended in accordance with Article Nine of the Indenture.
            NOW, THEREFORE, the Company, NGC and Holdings LP covenant and agree to and with the Trustee, for the equal and proportionate benefit of all present and future Holders of the Securities, as follows:
            1.        Assumption of Obligations by Holdings LP. In accordance with Section 10 of the Guarantees and effective upon consummation of the Transfer, Holdings LP hereby assumes NGC’s obligations under the Guarantees and effective upon consummation of the Transfer Holdings LP shall succeed to, and be substituted for, NGC under the Indenture and the Guarantees and NGC shall be relieved of all obligations and covenants under the Indenture and the Guarantees.
            2.        Acknowledgement of Trustee. The Trustee hereby acknowledges receipt of the following documents pursuant to the provisions of the Indenture and the Guarantees:
(a)	A Board Resolution of the Company authorizing the execution of this First Supplemental Indenture, as required by Section 901 of the Indenture.

(b)	An Officers’ Certificate of the Company as required by Section 102 of the Indenture.

(c)	An Officers’ Certificate of NGC as required by Section 10 of the Guarantees.

(d)	An Opinion of Counsel as required by Section 10 of the Guarantees and Sections 102 and 903 of the Indenture.
            3.        Incorporation by Reference. This First Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part thereof. The Indenture is hereby incorporated by reference herein and is hereby ratified, approved, and confirmed.
            4.        Effect of Headings. The headings herein are for convenience of reference only, are not to be considered a part hereof, and shall not affect the construction hereof.
            5.        Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Company, NGC and Holdings LP shall bind their successors and assigns, whether so expressed or not.
            6.        Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
            7.        Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws.
            8.        Additional Supplemental Indentures. Nothing contained herein shall impair the rights of the parties to enter into one or more additional supplemental indentures in the manner provided in the Indenture.
            9.        Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
            10.        Trustee. In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company, NGC and Holdings LP and not of the Trustee.
            11.        Benefits. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors and the Holders, any benefit or any legal or equitable right or claim under this First Supplemental Indenture.
            12.        Notices. For purposes of Section 7 of the Guarantees, the address of Holdings LP shall be as follows:

2

            Titan Holdings II, L.P.
            1840 Century Park East
            Los Angeles, CA 90067
            Attention: Mark Rabinowitz, President
            13.        Notice to Trustee. Holdings LP shall give the Trustee prompt notice of the consummation of the Transfer.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of March 30, 2011.

NORTHROP GRUMMAN SYSTEMS CORPORATION
/s/ Mark Rabinowitz
By:	Mark Rabinowitz
Its:	President and Treasurer

Attest:
/s/ Mark Caylor
By:	Mark Caylor
Its:	Assistant Treasurer

TITAN II INC.
/s/ C. Michael Petters
By:	C. Michael Petters
Its:	President

Attest:
/s/ D. R. Wyatt
By:	D. R. Wyatt
Its:	Treasurer

TITAN HOLDINGS II, L.P.
/s/ Mark Rabinowitz
By:	Mark Rabinowitz
Its:	President

Attest:
/s/ Malcolm S. Swift
By:	Malcolm S. Swift
Its:	Secretary

THE BANK OF NEW YORK MELLON, as Trustee
/s/ Laurence J. O’Brien
By:	Laurence J. O’Brien
Its:	Vice President

[Signature Page to First Supplemental Indenture – 1994 Systems Indenture]